Exhibit 8.1

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 davispolk.com

                , 2022

Re:	Material U.S. Federal Income Tax Considerations

Alpha Capital Acquisition Company

1230 Avenue of the Americas, 16th Floor

New York, NY 10020

Ladies and Gentlemen:

We have acted as counsel to Alpha Capital Acquisition Company, a Cayman Islands exempted company, (“Alpha”) in connection with the transactions contemplated by the Business Combination Agreement, dated as of November 16, 2021 (as amended or modified from time to time, the “Business Combination Agreement”), by and among Alpha, Alpha Capital Holdco Company (“New Semantix”), Alpha Merger Sub 1 Company (“First Merger Sub”), Alpha Merger Sub II Company (“Second Merger Sub” and together with First Merger Sub, the “SPAC Merger Subs”) Alpha Merger Sub III Company and Semantix Tecnologia em Sistema de Informação S.A., a sociedade anônima organized under the laws of Brazil (the “Business Combination”), including (i) the merger of First Merger Sub with and into Alpha, with Alpha surviving as a direct wholly owned subsidiary of New Semantix (the “First Merger”) and (ii) the merger of Alpha, immediately following the First Merger, with and into Second Merger Sub, with Second Merger Sub surviving as a direct wholly owned subsidiary of New Semantix (together with the First Merger, the “SPAC Mergers”). Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Registration Statement (defined below).

This opinion is being delivered in connection with the Registration Statement (File No. 333-262552) of New Semantix on Form F-4, filed with the Securities and Exchange Commission, as amended and supplemented through the date hereof (the “Registration Statement”).

In preparing the opinion set forth below, we have examined and reviewed originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Business Combination Agreement; (iii) the representation letter of Alpha delivered to us for purposes of this opinion (the “Representation Letter”) and (iii) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for our opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

In rendering our opinion, we have assumed, without any independent investigation or examination thereof, that (i) the SPAC Mergers will be consummated in the manner described in the Registration Statement and the Business Combination Agreement and the Business Combination will be consummated in the manner described in the Registration Statement and the Business Combination Agreement, each will be effective under applicable law, and none of the terms or conditions contained in either the Registration Statement or the Business Combination Agreement will be waived or modified, (ii) the facts relating to (A) the SPAC Mergers are accurately and completely reflected in the Registration Statement and (B) the Business Combination are accurately and completely reflected in the Registration Statement and the Business Combination Agreement, (iii) any representations made in the Representation Letter are true, complete and correct and will remain true, complete and correct at all times up to and including the effective time of the SPAC Mergers and (iv) any representations made in the Representation Letter subject to qualification relating to the knowledge, belief, expectation or intent of any party are true, complete and correct and will remain true, complete and correct at all times up to and including the effective time of the SPAC Mergers, in each case, without such qualification. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants, representations and warranties set forth in the documents referred to above.

Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the “Service”), and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. Moreover, there can be no assurance that positions contrary to our opinion will not be taken by the Service or, if challenged, by a court.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in the Registration Statement, we hereby confirm that the statements set forth in the Registration Statement under the heading “Material U.S. Federal Income Tax Considerations” constitute the opinion of Davis Polk & Wardwell LLP as to the material U.S. federal income tax consequences of (i) the SPAC Mergers, (ii) the ownership and disposition of New Semantix Ordinary Shares and warrants, and (iii) an exercise of redemption rights generally applicable to holders of New Semantix Ordinary Shares.

This opinion is being delivered prior to the consummation of the Business Combination and the SPAC Mergers and therefore is prospective and dependent on future events. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

, 2022	2

Except as expressly set forth above, we express no other opinion. This opinion has been prepared solely in connection with the Registration Statement and may not be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities Exchange Commission thereunder.

Very truly yours,

, 2022	3